Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Cubic Energy, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-162390, 333-120388, 333-136374, 333-140013, 333-132341) and Form S-8 (333-172426) of our report dated September 28, 2012, relating to the balance sheet of Cubic Energy, Inc. as of June 30, 2012 and 2011, and related statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2012, which report appears in this annual report on Form 10-K for the year ended June 30, 2012.

/s/ Philip Vogel & CO., PC

PHILIP VOGEL & CO., PC

Dallas, Texas

September 28, 2012